Exhibit 10.1

August 11,2023

Dear Zach:
On behalf of Absci Corporation (“Absci”), I am excited to offer you a position as a Chief Financial Officer / Chief Business Officer. This position is critical to the success of Absci, and we know that you will be a valuable addition to our team. The whole team is excited to welcome you onboard as an Unlimiter. We look forward to the valuable contributions your experience and knowledge will bring to Absci, where we Believe in the Impossible!

This offer of at-will employment is conditioned on your satisfactory completion of certain requirements, as explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

You will work full time remotely. Your first day of work will be August 31st, 2023. You will be classified as exempt under the federal Fair Labor Standards Act and Washington state law.

In your capacity as an employee, you will perform duties described that are reasonable and consistent with your position as may be assigned to you from time to time. You will report directly to the Chief Executive Officer, Sean McClain. You agree to devote your attention and best efforts to the performance of your duties and to the furtherance of Absci's interests. You will be subject to all applicable employment and other policies of Absci, as outlined in the employee handbook and elsewhere.

In consideration of your service, your starting salary will be $520,000 per year, paid monthly, in accordance with Absci’s standard payroll practices and subject to all withholdings and deductions as required or permitted by law. In addition, we will provide you with a one-time payment of $25,000.00 (“Signing Bonus”). The Signing Bonus will be paid to you on the first regular payday following your start date, subject to applicable withholdings and deductions. In the event that you (i) voluntarily terminate or resign from employment with Absci for any reason or (ii) are terminated by the Company for Cause (as defined in Executive Employment Agreement), in either case within twelve (12) months of your employment start date, you agree that you will repay to Absci the Signing Bonus within thirty (30) days following your last day of employment with Absci.

You will be eligible to receive a bonus for this year, pro-rated based on your start date, pursuant to Absci's Senior Executive Cash Bonus Policy. Absci’s Senior Executive Cash Bonus Policy provides that each individual will have a specific bonus target. The bonus target for this position is 50%. As described more completely in Absci’s Senior Executive Cash Bonus Policy, bonus payments are not guaranteed and are subject to Absci’s Board of Directors, Compensation Committee, and/or Executive Leadership Team approval.

As a full-time employee, you are eligible:

●To take unlimited days off from work pursuant to Absci’s Unlimited Vacation Policy. Unlimited vacation provides Absci employees autonomy to determine what balance between work and personal lives makes the most sense for them and for Absci. You will be eligible to take time off from work for vacation as needed provided that you are able to fulfill your assigned roles and responsibilities and deliver exceptional work in a timely fashion without disrupting the needs of the business or of your team. Absci does not observe federal holidays, but you may request for time off if you wish to observe certain holidays.
●To take time off from work for family and medical leave in accordance with applicable federal, state and local laws.
●To receive medical, dental and vision benefits beginning the 1st of the month following your first day of employment. Depending on the coverage you elect, Absci will pay as much as 100% and no less than 78% of the employee and 74% of the dependent medical premiums for the base plan. Absci covers 80% of the employee and dependent dental insurance premiums.
●To participate in a 401(k) plan, the 1st of the month following successful completion of thirty (30) days of employment. The plan provides a basic safe harbor match of 100% up to 3% of compensation and 50% of the next 2% of compensation.
●For the voluntary Long-Term Disability and Life Insurance Plans.
●For an annual professional development stipend.

Plan enrollment details will be provided to you during your on-board process. Absci reserves the right, in its sole discretion, to prospectively modify or terminate any of its benefits plans or programs from time to time, to the extent permitted by applicable law.

In addition to your cash compensation, you will be eligible to participate in the Plan, subject to approval by the Board of Directors or the Compensation Committee or authorized delegate(s) thereof. We will recommend to the Board of Directors or the Compensation Committee or authorized delegate(s) as soon as practicable after you join the Company that you be granted stock options for 1,000,000 shares under the Plan (subject to adjustment for any stock split or combination occurring after the date hereof). Stock option awards granted under the Plan will represent a right to purchase shares of the Company’s common stock at a per share exercise price that will not be less than the fair market value of the shares as determined by the Board of Directors or the Compensation Committee or authorized delegate(s) at the date of grant. The shares will vest monthly over a four-year period for as long as you are engaged in a Service Relationship (as defined in the Plan) with Absci. Additionally, we will recommend that you be granted 250,000 restricted stock units (“RSUs”) under the Plan (subject to adjustment for any stock split or combination occurring after the date hereof). The RSUs will vest and become non-forfeitable over a three-year period (i.e., 33% after one year and 1/12th for each fiscal quarter thereafter), for as long as you are engaged in a Service Relationship with Absci. The equity awards will be subject to the terms and conditions of the Plan and applicable award agreements under which each award will be granted to you.

On your first day, you will receive a brief orientation, which includes completing your on-board process, reviewing applicable Absci policies, and touring the Absci headquarters and state-of-the-art campus. Please have appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States for I-9 purposes.

This offer is contingent upon the following requirements:

●Verification of your right to work in the United States within 3 days of your start date.
●Execution of this offer letter on or before your start date.
●Execution of Absci’s Confidentiality and Proprietary Rights Agreement.
●Authorization and successful completion of background and reference checks.

During the period of your employment, you will not, without the express written consent of Absci, engage in any employment or business activity other than for Absci.

If you have any questions, please contact Karin Wierinck at kwierinck@absci.com. This conditional offer of employment is valid through close of business on August 31st, 2023.

Zach, we will be truly thrilled to have you on the team and we look forward to working with you! Kindly indicate your understanding and acceptance of this job offer by signing below.

Sincerely:

/s/ Sean McClain
Sean McClain

I have read and understand all the terms of the offer of employment set forth in this letter and I accept each of those terms. I also understand and agree that my employment is at-will and, with the exception of a subsequent written agreement signed by an authorized Absci representative, no statements or communications, whether oral or written, will modify my at-will employment status. I further understand that this letter is Absci's complete offer of employment to me and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to my employment. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter.

/s/Zachariah Jonasson                8/12/2023
Zachariah Jonasson                    Date